Exhibit 10.6
AGREEMENT
     This AGREEMENT is made and entered into this 27th day of June, 1995, to be effective as of the 1st day of January, 1994, hereinafter referred to as “EFFECTIVE DATE”, by and between:
MICHAEL J. MAYELL, hereinafter referred to as “EMPLOYEE", with an address at 309 Gentilly Place, Houston, Texas 77024; and
TEXAS MERIDIAN RESOURCES CORPORATION and its AFFILIATES, as such term is defined below within Paragraph J. of Article VIII., hereinafter collectively referred to as “TMRC”, with an address at 15995 N. Barkers Landing, Suite 300, Houston, Texas 77079.
WITNESSETH THAT:
WHEREAS,
(a)	TMRC is engaged in the business of acquiring, exploring, developing, operating, producing and owning oil and gas properties;

(b)	the maintenance on its staff of qualified and experienced employees is necessary for success in the business of TMRC;

(c)	EMPLOYEE has been engaged as an employee of TMRC since the 1st day of November, 1985, with various responsibilities associated with TMRC’s oil and gas properties; and TMRC desires to provide EMPLOYEE with an incentive to remain in the employ of TMRC and to provide to EMPLOYEE an opportunity to share in the results of EMPLOYEE’S endeavors on behalf of TMRC in the form of an overriding royalty interest subject to certain deductions and hereinafter referred to as a “NET PROFITS INTEREST” (“NPI”), for the consideration hereinafter stated:
NOW, THEREFORE, in consideration of the mutual promises expressed herein, the adequacy of which are hereby acknowledged and agreed to by EMPLOYEE and TMRC, EMPLOYEE and TMRC have COVENANTED and AGREED and by these presents do COVENANT and AGREE as follows:

I.
PROPERTIES
A. TMRC is presently conducting geological, geophysical, land, drilling, production and marketing operations in the pursuit of identifying and producing oil and gas hydrocarbons on properties located in various geographic areas primarily within the United States of America, both onshore and offshore. During the time period of EMPLOYEE’S employment with TMRC, EMPLOYEE will be performing certain job functions, duties and responsibilities relative to EMPLOYEE’S personal expertise in the review, evaluation, acquisition, maintenance, production and/or rationalization of certain oil and gas prospects and properties identified by TMRC (in accordance with the procedures set forth below) as acceptable opportunities. Such oil and gas prospects and properties are hereinafter referred to collectively as the “PROPERTIES” and singularly as “PROPERTY” and, for purposes of this AGREEMENT, shall be determined and identified as follows:
     (1) From time to time during the term of this AGREEMENT, the Vice President of Land of TMRC shall notify both the Chief Executive Officer and the President of TMRC in writing of each geographic area with respect to which TMRC has, at any time during EMPLOYEE’S employment with TMRC, both:
     (a) expended at least $100,000.00 in identifying or acquiring geological or geophysical, land and/or engineering data, including, but not limited to: 2-D or 3-D seismic data purchased, licensed, or directly acquired; seismic permits; surface and/or leasehold options or interests; and/or well logs and well data related to such geographic area; and
     (b) acquired one or more PROPERTY INTERESTS. A “PROPERTY INTEREST” shall be defined as (i) any oil, gas or mineral lease or leasehold interest therein or option to acquire an oil, gas or mineral lease or leasehold interest therein, (ii) any mineral fee interest, or (iii) any contractual right to acquire any oil, gas or mineral leasehold interest or mineral fee interest, by purchase or exchange or by commitment to drill or complete, or participate in the drilling or completion of, any oil or gas well or wells located thereon, pursuant to farmin or farmout agreement, exploration agreement, participation agreement, purchase agreement or other agreement.
     (2) Such geographic area shall become a PROPERTY for purposes of this AGREEMENT effective as of the date of delivery of such notice by the Vice President of Land of TMRC unless both the Chief Executive Officer and the President of TMRC notify the Vice President of Land of TMRC in writing, within thirty (30) days following delivery of such notice from the Vice President of Land, that such geographic area shall not be deemed a PROPERTY for the purposes of this AGREEMENT. A schedule of the geographic areas that presently constitute PROPERTIES for purposes of this AGREEMENT is attached hereto as Exhibit “A11 together with separate plats for each such PROPERTY attached consecutively as Exhibits “A-l”, “A-2”, “A-3”, et seq., with the number of the Exhibit corresponding to the number assigned to the PROPERTY on Exhibit “A” hereto and outlining the geographic boundaries defined for each PROPERTY. Said Exhibits shall be updated with additional PROPERTIES and plats, or with revised plats, by TMRC as such additional PROPERTIES are determined and identified in accordance with this AGREEMENT, and will be updated specifically upon termination of EMPLOYEE’S employment with TMRC and/or termination of this AGREEMENT for any reason. During, and only during, the time period of EMPLOYEE’S employment with TMRC, as consideration for the benefits set forth herein, EMPLOYEE will use EMPLOYEE’S best efforts and endeavors to perform EMPLOYEE’S regular job duties as to all the PROPERTIES.
     B. TMRC shall have the exclusive and continuing option during and throughout the term of this AGREEMENT, and for the period thereafter during which EMPLOYEE’S NPI shall continue, pursuant to Paragraph A. of Article VIII. hereof, as to each and every specific PROPERTY, to acquire oil, gas and mineral leases, royalties, fee minerals, fee surface, pipelines or other production-related facilities, and other similar interests in, under, or associated with lands comprising the PROPERTIES and situated within the geographic boundaries of the PROPERTIES, said interests hereinafter referred to as “MINERAL INTERESTS” when such interests include mineral ownership rights, whether fee, servitude or leasehold. During the term of such exclusive option, EMPLOYEE agrees that he shall not directly or indirectly, by, through or on behalf of himself or others, acquire any MINERAL INTERESTS in any of the PROPERTIES.
II.
COSTS AND EXPENSES
     The MINERAL INTERESTS to be acquired within a particular PROPERTY, the terms and provisions thereof, and the consideration to be paid therefor, shall be within the sole discretion of TMRC. Except as expressly provided in Article IV. below, all of the costs and expenses incurred in: (1) the acquisition and maintenance of MINERAL INTERESTS relative to the PROPERTIES; (2) the geologic, geophysical and engineering evaluation of the PROPERTIES; and (3) the preparation for, actual drilling and development of, and sale of oil, gas and other minerals (or components and by-products thereof extracted by processing, treating or other similar procedures) produced from or allocated to the PROPERTIES (including, but not limited to: option payments; bonuses; delay rentals; damages; purchase payments; construction costs; brokers’ fees; landmen’s fees; costs of abstracts; costs of surveys; title examinations, including the curing of title; the acquisition, purchase or license of geologic or geophysical data; geological, geophysical and engineering consulting fees; 2-D seismic surveys; 3-D seismic surveys; the drilling, testing and completion costs of wells; plant or lease fuel; and the marketing, processing, treating and transportation of oil, gas and other minerals (or components and by-products thereof extracted by processing, treating or other similar procedures) to the point of sale to a third party other than an AFFILIATE of TMRC, hereinafter referred to as the “SALES POINT”) shall be the responsibility of and borne and paid for by TMRC.
III.
ASSIGNMENT TO EMPLOYEE
     A. To the extent that TMRC has acquired, acquires, or there are acquired for the account of TMRC, MINERAL INTERESTS in PROPERTIES, TMRC has GRANTED, SOLD, TRANSFERRED, ASSIGNED and CONVEYED and by these presents does GRANT, SELL, TRANSFER, ASSIGN and CONVEY unto EMPLOYEE, as an overriding royalty interest, subject to certain deductions and calculated on the proceeds received from the sale of the hereinafter described minerals, such overriding royalty interest hereinafter referred to as a

“NET PROFITS INTEREST” (“NPI”), two percent (2.00%) of one hundred percent (100.0%) of the oil, gas and minerals (or components and by-products thereof extracted by processing, treating or other similar procedures) in and under and that may be produced, saved and sold from PROPERTIES or from lands pooled therewith, under and by virtue of MINERAL INTERESTS, or any renewals or extensions thereof, free and clear of all of the costs and expenses of exploration, development, operation, production, marketing, processing, treating, and transportation to the SALES POINT, except for those costs and expenses specifically defined below in Article IV.A.2. hereof as CHARGEABLE EXPENDITURES.
     B. For purposes of this AGREEMENT, take-or-pay payments, buy out/buy down payments, lawsuit settlement payments and any and all other income, hereinafter referred to collectively as MINERAL INCOME, received as a result of or in relation to negotiations or contracts for the sale of oil, gas and other minerals (or by-products thereof extracted by processing, treating or other similar procedures) that may be produced and saved from PROPERTIES or from lands pooled therewith, under and by virtue of MINERAL INTERESTS, shall be treated as proceeds from the production and sale of oil, gas and other minerals (or by-products thereof extracted by processing, treating or other similar procedures), in that EMPLOYEE shall be entitled to receive the same percentage of NPI in such MINERAL INCOME as set forth above in Paragraph A. of this Article III., subject to deduction of a proportionate share of legal and/or professional consulting fees incurred by TMRC in connection with any settlement or claim brought to enforce TMRC’S rights to such MINERAL INCOME.
     C. With respect to any NPI due EMPLOYEE under Paragraph A. of this Article III., if the MINERAL INTEREST acquired by TMRC in any PROPERTY (prior to any assignments of working interest from TMRC to other industry participants) is less than one hundred percent (100.0%) of the working interest under a relevant oil and gas lease, or such oil and gas lease or fee acquisition covers less than one hundred percent (100.0%) of the mineral fee estate, the NPI herein assigned and conveyed to EMPLOYEE shall be proportionately reduced to the proportion thereof which the working interest acquired bears to the entire working interest, or which the mineral fee estate covered by such MINERAL INTEREST bears to the entire mineral fee estate.
     D. It is expressly agreed that TMRC, its successors and assigns, shall have the right to pool or unitize all or any portion or portions of the lands and interests affected by the MINERAL INTERESTS, including the NPI herein conveyed, and to alter or terminate any pooling or unitization agreement, without the joinder or consent of EMPLOYEE, his successors or assigns. In the event of production from any such pooled unit or from any unit created by a regulatory body having jurisdiction, the NPI herein conveyed shall be computed on the proportionate part of the production from such pooled unit that is allocated to the MINERAL INTERESTS subject to said NPI, and unless otherwise allocated by order of a regulatory body, the amount of such production to be so allocated from each such unit shall be that proportion of such total production that the surface area of the MINERAL INTERESTS affected thereby and included within such unit bears to the total surface area of all lands within such unit.
     E. TMRC does hereby grant warranties of title and indemnifications as set forth in the form of Assignment attached hereto as Exhibit “B”, hereinafter referred to as the “ASSIGNMENT”. TMRC hereby grants and transfers to EMPLOYEE and his successors and assigns, to the extent so transferable, the benefit of and the rights to enforce the covenants and warranties, if any, which TMRC may be entitled to enforce against TMRC’S predecessors in title, with full rights of substitution and subrogation thereto. Subsequent to the effective date hereof, TMRC hereby expressly agrees to protect, defend, indemnify and hold harmless EMPLOYEE, his legal representatives, successors and assigns, from and against any and all liabilities, damages, claims, demands, liens (including discharge of all liens), suits, causes of action, and any liability of whatsoever kind, character or nature arising out of, incident to or in connection with TMRC’S operations on the PROPERTIES or on lands pooled therewith, or TMRC’S failure to properly plug and abandon any wells or to restore the lands to as near their prior condition as is reasonably practical. In the event of title failure as to any MINERAL INTERESTS hereunder, EMPLOYEE shall not be responsible for reimbursement of any funds received by him pursuant to this AGREEMENT prior to notification by TMRC of such defect, and TMRC shall be responsible for reimbursement to any appropriate parties on behalf of EMPLOYEE as to any such overpayment or improper payment.
     F. Within ten (10) days following the earlier of: (1) receipt by TMRC of a written request by EMPLOYEE; or (2) the date of actual spudding of a well on a particular PROPERTY, or on lands pooled therewith, in which TMRC (or its successors) holds a MINERAL INTEREST, TMRC shall assign and transfer unto EMPLOYEE, in the form of the ASSIGNMENT, the NPI set forth above in Paragraphs A. and B. of this Article III. as to the MINERAL INTERESTS then held by TMRC in the particular PROPERTY or PROPERTIES. In the event TMRC does not then hold record title to any or all of said MINERAL INTERESTS, TMRC shall subsequently, upon its receipt of such record title, assign and transfer to EMPLOYEE the NPI set forth above in the form of the ASSIGNMENT. TMRC shall cause any such ASSIGNMENT to be recorded in the appropriate records of the applicable counties and/or parishes and shall provide EMPLOYEE with a certified or true and correct copy of any such recorded ASSIGNMENT. Each separate ASSIGNMENT shall be effective as of the date TMRC acquired its interest, whether actual or beneficial, in such PROPERTIES or the MINERAL INTERESTS in the PROPERTIES, or lands pooled therewith.
IV.
NET PROFITS
     A. 1. As to the production and sale of oil, gas and minerals (or components and by-products thereof extracted by treating, processing or other similar procedures) from each separate well located on a PROPERTY or on lands pooled therewith, the term “NET PROFITS” shall, for purposes of this AGREEMENT, be defined as the amount by which the proceeds from the overriding royalty interest set forth above in Paragraph A. of Article III. derived from each separate well located on a PROPERTY or on lands pooled therewith, on a well-by-well basis, before deducting any CHARGEABLE EXPENDITURES, exceeds the sum of all appropriate CHARGEABLE EXPENDITURES as such term is defined hereinbelow.
     A.2. As to the production and sale of oil, gas and minerals (or components and by-products thereof extracted by treating, processing or other similar procedures) from each separate well located on a PROPERTY or on lands pooled therewith, the term “CHARGEABLE EXPENDITURES” shall, for purposes of this AGREEMENT, be defined as the same percentage as is the overriding royalty interest granted pursuant to this AGREEMENT multiplied by the total sum of the following expenses associated, directly or indirectly, with the MINERAL INTERESTS and incurred by TMRC and its INTERNAL WORKING INTEREST PARTNERS (hereinafter defined) relative to each separate well, on a well-by-well basis, and in which

EMPLOYEE holds an NPI hereunder:
(i)	the severance, production, excise, ad valorem, windfall profits and other taxes on or measured by production attributable to said MINERAL INTERESTS; (ii) the cost of operating and maintaining the applicable well (normal lease operating expenses), exclusive of Drilling Well Overhead Rates as provided for in any applicable Joint Operating Agreement, and exclusive of any costs and expenses associated with establishment or enhancement of production including but not limited to the costs of drilling, workovers (other than normal lease operating expenses associated therewith), re-drills, deepening, sidetracking, plugging back, purchasing and setting surface equipment, and/or the construction of pipeline or plant facilities; plus

(iii)	the fees or other consideration paid by TMRC to any third party other than an AFFILIATE of TMRC for services in connection with marketing production of oil and/or gas from or attributable to such MINERAL INTERESTS.
For purposes of this AGREEMENT, the term “INTERNAL WORKING INTEREST PARTNERS” shall be defined as any and all parties who hold a cost sharing ownership interest, either actual or beneficial, on a cash basis, by virtue of agreements between TMRC and any such party or parties, in and to any MINERAL INTERESTS as such are defined hereunder provided such MINERAL INTERESTS are acquired by or through TMRC. Any CHARGEABLE EXPENDITURES set forth above as (ii) shall not exceed the lowest amounts set forth in any applicable Joint Operating Agreement for each such well governing the operations of TMRC as to such well. Insofar as this AGREEMENT is concerned, TMRC shall be deemed the “Operator” and EMPLOYEE the “Non-Operator” as those terms are used in any said Joint Operating

Agreement.
     B. The NET PROFITS payment or distribution shall be paid to EMPLOYEE, as to oil, gas, or other minerals (or components and by-products thereof extracted by treating, processing or other similar procedures), not later than thirty (30) days following the end of the month in which TMRC receives actual payment therefor from the purchaser or from the Operator of the PROPERTY from which such product is produced. Any NET PROFITS payment or distribution shall be accompanied by a statement setting forth sufficient details of the NET PROFITS calculations as to each separate well, and as to each separate PROPERTY generating MINERAL INCOME, for which payment is made.
     C. It is expressly stated and agreed herein that CHARGEABLE EXPENDITURES do not include any of the following:
(i)	any and all LEASE burdens including but not limited to landowner royalties, overriding royalties, net profits interest payments, production payments, financing arrangements and other similar interests which may burden any of the PROPERTIES or MINERAL INTERESTS in the PROPERTIES as a result of agreements between TMRC and any third parties; and

(ii)	capital expenditures associated with wells, production and marketing facilities, including but not limited to the costs of drilling, workovers (other than normal lease operating expenses associated therewith), re-drills, deepening, sidetracking, plugging back, purchasing and setting surface equipment, and/or the construction of pipeline or plant facilities.
     D. As to the production and sale of oil, gas and minerals (or components and bi-products thereof) from each separate well located on a PROPERTY or on lands pooled herewith, if CHARGEABLE EXPENDITURES in any calendar month exceed the proceeds in the same month for a particular well resulting in a net loss, such net loss shall be carried forward and applied against the NET PROFITS of the succeeding month, or months, for that particular well. It is expressly provided and agreed herein that all NET PROFITS as to wells shall be calculated solely on a well- by-well basis. A net loss as to any individual well may not be carried forward or applied against the NET PROFITS of any other individual well, regardless of whether or not there are multiple wells located within the same PROPERTY, or on lands pooled therewith.
     E. It is intended that the NPI shall be borne solely by TMRC; however, in the event TMRC negotiates agreements with other industry participants in which all or some portion of the NPI is to burden the working interest of such other industry participants, any assignments or deeds, in whole or in part, of the PROPERTIES or of the MINERAL INTERESTS in the PROPERTIES (or portions thereof) from TMRC into such other industry participants shall be made expressly subject to this AGREEMENT. Except as otherwise provided below, no assignment of the PROPERTIES or of the MINERAL INTERESTS in the PROPERTIES out of TMRC shall reduce the amount of NPI held and retained by EMPLOYEE.
          The NPI of EMPLOYEE shall be subject to the terms, conditions and provisions of any Joint Operating Agreement at any time heretofore or hereafter entered into by TMRC with any third parties covering any MINERAL INTERESTS affected by the NPI, including by way of illustration and not by limitation, any provision requiring forfeiture of interest for nonparticipation, recoupment of multiple recovery costs, and the like, to the extent that TMRC would forfeit all or some portion of its MINERAL INTEREST for nonparticipation either forever or until recoupment of drilling and/or operating costs by the third parties electing to participate, or such other like reason; and in the event any such provisions come into effect, EMPLOYEE’S NPI in such MINERAL INTEREST shall be suspended until such time, if ever, as such multiple recovery of costs by the participating leasehold owners has been recovered or such other cause for suspension is removed and such MINERAL INTEREST of TMRC is reinstated, at which time EMPLOYEE’S NPI shall be so reinstated. Notwithstanding the foregoing, in connection with entering into any agreements with third parties containing any such provisions requiring forfeiture of interest for nonparticipation, recoupment of multiple recovery costs or the like, TMRC shall endeavor to cause such third parties thereto to agree severally to bear and pay the NPI of EMPLOYEE with respect to TMRC’S MINERAL INTEREST affected by such agreement, to the extent such proceeds are relinquished to such third parties under the terms of such agreement.
     The NPI of EMPLOYEE shall be subject to the terms, conditions and provisions of any farmout or other agreements under which TMRC acquires or may acquire its MINERAL INTEREST in a PROPERTY, including by way of illustration and not by way of limitation, any provision of an applicable farmout agreement requiring reduction of TMRC’S interest in any oil, gas or mineral lease after payout of an earning well or wells thereunder. In the event any such provisions come into effect, EMPLOYEE’S NPI in such MINERAL INTEREST shall be proportionately reduced at the time of such payout under any such farmout agreement and shall be applicable only to the interest then held by TMRC.
          All NPIs assigned by TMRC to EMPLOYEE shall be subject to the terms, conditions and provisions of the leases, any assignments and/or subleases theretofore made or agreed to be made by TMRC, and any amendments or modifications of the leases, theretofore or thereafter made, and EMPLOYEE agrees that any such amendments or modifications may be made without the consent or joinder of EMPLOYEE.
     F. In the event TMRC, after completion of its geologic evaluation of a PROPERTY, determines for any reason, and in TMRC’S sole discretion, mat it is not willing to join in the drilling of a well on such PROPERTY, but if it is able to secure the drilling of the PROPERTY by a sale to a third party other than an AFFILIATE of TMRC, or its successors, through farmout or otherwise, and if TMRC first secures the prior written approval of EMPLOYEE, such approval not to be unreasonably withheld, EMPLOYEE’S NPI set forth above shall be reduced appropriately pursuant to such approval and agreement. Any assignments or deeds, in whole or in part, made pursuant to any such sale shall reflect and be made expressly subject to such approval and agreement.
     G. In the event TMRC reaches agreeable terms for the outright sale to a third party purchaser of all of its interest in all or any portion of any PROPERTY after production has been established on such PROPERTY, TMRC will notify EMPLOYEE within five (5) business days of execution of the letter of intent by both TMRC and such purchaser by providing EMPLOYEE with a copy of such letter of intent. Any such sale shall fully recognize and bear the NPI assigned hereunder and be made expressly subject to this AGREEMENT unless EMPLOYEE simultaneously negotiates the sale of his NPI to such purchaser.

V.
NO OBLIGATION
     Nothing contained herein shall be deemed or construed to require or obligate TMRC to acquire any PROPERTY or MINERAL INTEREST or to conduct any drilling or completion operations thereon, except that TMRC agrees to exercise reasonable diligence to protect against the inequitable drainage of oil, gas or other minerals from such PROPERTY or MINERAL INTEREST. During the term of this AGREEMENT, the acquisition of interests in, and operations on, any PROPERTIES or MINERAL INTERESTS in PROPERTIES by TMRC, and the extent and duration thereof, as well as the perpetuation by TMRC of any PROPERTY or MINERAL INTERESTS in PROPERTIES by operations, payments, or otherwise, shall be within the sole judgment and discretion of TMRC, and TMRC shall have the right at any time to surrender, abandon or otherwise terminate, in whole or in part, any oil, gas and mineral lease or option to acquire a lease comprising a MINERAL INTEREST, without liability to EMPLOYEE.
VI.
STANDARD
     TMRC agrees to use reasonable diligence in marketing the oil, gas and other minerals produced from PROPERTIES, or lands pooled therewith, under and by virtue of MINERAL INTERESTS.
VII.
TREATMENT OF NET PROFITS
INTEREST
     A. The EMPLOYEE shall be fully and completely responsible for all federal and/or state income taxes attributable to the NPI.
     B. All sums payable to EMPLOYEE attributable to any NPI shall be free and clear of the debts and contracts of TMRC and of all liabilities for levies and attachments and proceedings of every kind and character, in law or equity.
     C. EMPLOYEE may dispose of, pledge, mortgage, assign and convey all or any part of the NPI regardless of whether EMPLOYEE is, or is not, an employee of TMRC. Any disposal, assignment or conveyance of all or any part of the NPI shall be made expressly subject to all of the terms, conditions and provisions of this AGREEMENT. Any transfer, assignment or conveyance of an interest in the NPI conveyed by EMPLOYEE herein shall be effective as to TMRC only at 7:00 a.m. on the first day of the next succeeding calendar month following the receipt by TMRC or its successors or assigns of a certified copy of the recorded instrument or judgment evidencing such transfer, assignment or conveyance. TMRC and its successors and assigns are relieved of any responsibility for determining when any interest of EMPLOYEE in the NPI shall increase, diminish or be extinguished or revert to any other individual, partnership, corporation, trust, unincorporated association, or other entity or association, hereinafter referred to as “PERSON”, until TMRC or its successors or assigns are furnished evidence thereof in accordance with the foregoing provisions of this Paragraph, and EMPLOYEE and his heirs and assigns agree to hold TMRC and its successors and assigns harmless from all loss or expense that may result from any incorrect payment in the absence of compliance with the aforesaid provisions.
VIII.
MISCELLANEOUS
     A. This AGREEMENT shall be for a term commencing on the EFFECTIVE DATE and terminating on the earlier of (i) fifty (50) years following the date hereof or (ii) the date upon which the EMPLOYEE ceases to be an employee of TMRC. At the end of such term, the NPI of EMPLOYEE and the terms and provisions of this AGREEMENT shall survive and continue only with respect to each of the oil and gas prospects and properties then constituting PROPERTIES under this AGREEMENT; provided, however, the NPI of EMPLOYEE and the terms and provisions of this AGREEMENT shall terminate with respect to each such PROPERTY upon the expiration of the first continuous three-year period during which TMRC neither owns nor acquires any MINERAL INTEREST in such PROPERTY. Until the expiration of such first three-year continuous period, EMPLOYEE shall be entitled to receive the NPI set forth above in Paragraphs A. and B. of Article in. in any and all MINERAL INTERESTS acquired by TMRC in such PROPERTY, whether or not such MINERAL INTEREST is acquired subsequent to the termination of EMPLOYEE’S employment with TMRC .
     B. This AGREEMENT and all disputes arising hereunder shall be interpreted, construed and resolved according to the laws of the State of Texas, except that any dispute arising under this AGREEMENT over the right or title to a MINERAL INTEREST or PROPERTY or to an NPI therein shall be governed by and resolved according to the substantive laws of the state in which the MINERAL INTEREST or PROPERTY is situated exclusive of said state’s conflict of laws principle.
     C. EMPLOYEE, and any representative or representatives authorized by EMPLOYEE, shall have the right during TMRC’S regular business hours and upon reasonable advance written notice by EMPLOYEE, to audit the accounts and records of TMRC relative to this AGREEMENT for any period within four (4) years prior to the date such audit actually commences. TMRC agrees to make adjustments to its records and accounts to correct and clarify deficiencies revealed by any such audit, ha addition, TMRC shall retain the required records for such period of time sufficient to allow for the audit of those records by the Internal Revenue Service, as provided by the Internal Revenue Code of 1986, as amended from time to time, and for such period of time sufficient to allow for the audit of those records by the appropriate state taxing authority as provided by similar provisions of state tax laws.
     D. The article headings used in this AGREEMENT are inserted for convenience only and shall be disregarded in construing this AGREEMENT.
     E. If any portion of this AGREEMENT is rendered invalid by a court of proper jurisdiction, the balance of this AGREEMENT shall continue in full force and effect.
     F. This AGREEMENT and its exhibits, attachments, or related documents and instruments constitute the sole and entire agreement between EMPLOYEE and TMRC with respect to the subject matter hereof, shall not be modified or amended except pursuant to a written amendment executed by both EMPLOYEE and TMRC, and shall be binding upon, inure to the benefit of, and extend to their respective heirs, representatives and successors. Both EMPLOYEE and TMRC hereby acknowledge receipt of a true and correct copy of this AGREEMENT.
     G. The rights and remedies herein granted are cumulative, and the exercise thereof by EMPLOYEE or TMRC shall be without prejudice to the enforcement of any other rights or remedies authorized by law, or by other provisions of this AGREEMENT. The pursuit of any rights or remedies shall not constitute a waiver of any other amounts due or damages accruing by reason of the violation of the terms, provisions and covenants herein contained.
     H. EMPLOYEE and TMRC shall, from time to time, and at all times, and without additional consideration therefor, do all such further acts and execute and deliver all further instruments and documents as shall be reasonably required in order fully to perform and carry out the terms of this AGREEMENT.
     I. To be effective, any notice, request or other communication permitted or required to be given by either party hereunder shall be given in writing and may be effected by placing the same in the United States mail, certified with return receipt requested, postage prepaid, by delivery by courier service, by prepaid telegram or by facsimile transmission, and shall be deemed given the date and hour three (3) days following the date and hour at which the same is deposited with a clerk of the United States Postal Service, or when so delivered by courier service or by prepaid telegram filed with a telegraph company or on completion and confirmation of a facsimile transmission, addressed to the respective party to be notified as follows:

(a) If to TMRC:	Texas Meridian Resources Corporation
15995 N. Barkers Landing, Suite 300
Houston, Texas 77079 Attn: Vice
President — Land Telephone: (713)
558-8080 Facsimile: (713) 558-5547

(b) If to EMPLOYEE:	Michael J. Mayell
15995 N. Barkers Landing, Suite 300
Houston, Texas 77079 Telephone: (713)
558-8080 Facsimile: (713) 558-5595
or to such other address of which notice was given. Either party may change such party’s address for notice, or the person to whose attention such notice is to be directed, by giving notice to the other party in accordance with this Paragraph.
     J. Unless the context otherwise requires, the following term, when used in this AGREEMENT, shall have the following meaning:

     “AFFILIATE” shall mean any PERSON directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the PERSON in question. The term “control”, as used in the immediately preceding sentence, means, with respect to a PERSON that is a corporation, the right to the exercise, directly or indirectly, of more than 50% of the voting rights attributable to the shares of the controlled corporation, and with respect to a PERSON that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled PERSON.
     K. This AGREEMENT supersedes that certain Agreement dated December 30, 1993, effective as of the 1st day of January, 1994, between TMRC and EMPLOYEE. Said prior Agreement is herein expressly terminated.
recited.
     IN WITNESS WHEREOF, this AGREEMENT has been executed as of the date above recited.

EMPLOYEE:
/s/ Michael Mayell

WITNESSES:
/s/ Nicola L. Maddox

/s/ Jean Llewellen

TEXAS MERIDIAN RESOURCES CORPORATION
By:	/s/ Joseph A. Reeves, Jr

WITNESSES:
/s/ Nicola L. Maddox

/s/ Jean Llewellen